Exhibit 99.1
Dendreon Reports First Quarter 2008 Financial Results
SEATTLE, May 8, 2008 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the first quarter ended March 31, 2008. Revenue for the first quarter of 2008 was $31,000 compared to $80,000 for the quarter ended March 31, 2007.
Dendreon’s total operating expenses for the three months ended March 31, 2008 were $19.2 million compared to $32.0 million for the same period in 2007. The significant reduction primarily relates to a decrease of $6.5 million associated with purchases of commercial scale quantities of the antigen used in connection with Dendreon’s lead investigational product, Provenge® (sipuleucel-T) as well as reduced expenses associated with the IMPACT clinical trial which completed enrollment in October of 2007. The net loss for the quarter ended March 31, 2008 was $19.5 million, or $0.23 per share compared to a net loss for the same quarter of 2007 of $30.9 million, or $0.38 per share, which includes $0.08 per share associated with commercial antigen purchases. Cash, cash equivalents, short-term, and long-term investments at March 31, 2008 totaled $99.5 million compared to $120.6 million at December 31, 2007. Subsequent to March 31, 2008, the Company received approximately $46 million of net proceeds from the registered direct offering that closed on April 8, 2008.
“We had a very productive first quarter, highlighted by our amended Special Protocol Assessment (SPA) for our ongoing Phase 3 clinical study that accelerates our timeline for final results by a year. At Dendreon, our primary focus remains on providing the FDA with the additional clinical data that it needs to support the approval of PROVENGE so that we may offer this promising therapy to the many men with prostate cancer who currently have few appealing treatment options,” stated Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “We remain in line with our previous financial and operational guidance for 2008, and as a result of our recent financing, we expect to have sufficient resources to carry us through the final analysis of our Phase 3 IMPACT study.”
Recent Events:
•	The FDA agreed to amend the IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) SPA, accelerating the expected timeline for final results from the study by approximately one year while maintaining comparable power to the previous SPA. In addition, the FDA reconfirmed that either a positive interim or final analysis of survival would support licensure and enable Dendreon to amend the Company’s biologics license application for PROVENGE.

•	Completed a registered direct stock offering resulting in the receipt of net proceeds of approximately $46 million. With this cash infusion, the Company has adequate resources to complete the IMPACT trial and finance operations through the final analysis of that trial.

•	Presented clinical data from a Phase 1 trial of Neuvenge™ (lapuleucel-T) demonstrating that the Active Cellular Immunotherapy, which is based on the same Antigen Delivery Cassette™ technology as PROVENGE, may not only have potential clinical benefit in breast cancer, but also in ovarian and colorectal cancers. These data were presented in April at the American Association for Cancer Research annual meeting.

•	In lieu of Dendreon’s regularly scheduled quarterly conference call, the Company will present at several upcoming investor conferences that will be webcast, two of which are later this month and include:

o	Bank of America Health Care Conference on May 13, 2008

o	The Rodman & Renshaw 5th Annual Global Healthcare Conference on May 19, 2008
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
Contact Information:
Jennifer Cook Williams
Investor Relations
Dendreon Corporation
206-829-1500

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended March 31,
	2008	2007
Revenue	$31	$80
Operating expenses:
Research and development	13,478	24,962
General and administrative	5,675	7,075

Total operating expenses	19,153	32,037

Loss from operations	(19,122)	(31,957)
Interest income	1,137	1,392
Interest expense	(1,531)	(293)

Net loss	$(19,516)	$(30,858)

Basic and diluted net loss per share	$(0.23)	$(0.38)

Shares used in computation of basic and diluted net loss
per share	83,313	81,577

	March 31,	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$63,214	$75,721
Short-term investments	23,552	27,115
Long-term investments	12,775	17,739
Total assets	138,174	161,662
Convertible senior subordinated notes	85,250	85,250
Total stockholders’ equity	22,625	40,377